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                                                              Exhibit 11.1
                           DELTA FINANCIAL CORPORATION
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                        THREE MONTHS ENDED
                                                          MARCH 31, 1997
                                                           ------------
Primary Earnings Per Share
--------------------------
   Net income                                              $ 6,989,630
                                                           ============

   Weighted average number of common
   and common equivalent shares:
   -----------------------------
      Average no. of shares outstanding                     15,319,271

      Net effect of dilutive stock options
        based on treasury stock method                         101,612

   Total average shares:                                    15,420,883
                                                           ============

   Primary earnings per share                              $      0.45
                                                           ============


Fully Diluted Earnings Per Share
--------------------------------
   Net income                                              $ 6,989,630
                                                           ============

   Weighted average number of common
   and common equivalent shares:
   -----------------------------
      Average no. of shares outstanding                     15,319,271

      Net effect of dilutive stock options
      based on treasury stock method                           101,612

   Total average shares:                                    15,420,883
                                                           ============

   Fully diluted earnings per share                        $      0.45
                                                           ============

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